UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2013

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: +1 (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) Departure of Directors.

On July 9, 2013, Sergey Polikarpov resigned as a Director of NeoPhotonics Corporation (the “Company”) effective upon the date on which his replacement is elected to the Board of Directors of the Company as the Rusnano Designee pursuant to the terms of the Rights Agreement, by and between the Company and Open Joint Stock Company “RUSNANO” (“Rusnano”), an entity organized under the laws of the Russian Federation, dated April 27, 2012 (the “Rights Agreement”). Under the Rights Agreement, Rusnano may nominate one director to the Board of Directors of the Company subject to the terms and conditions set forth in the Rights Agreement.

(d) Election of Director.

In connection with the resignation of Mr. Polikarpov as a Director of the Company, Rusnano designated Dmitry Akhanov as his replacement and the proposed Rusnano Designee pursuant to the terms of the Rights Agreement. On July 10, 2013, the Board of Directors of the Company appointed Mr. Akhanov to the Board of Directors of the Company, to serve as a Class I director with a term to expire at the Company’s 2014 Annual Meeting of Stockholders or until such time as his successor is duly elected and qualified, or until the earlier of his death, resignation or removal.

Mr. Akhanov will receive compensation for his service as a director in accordance with the Company’s compensation policies for non-employee directors, which are described under the caption “Director Compensation” in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 26, 2013.

The Company intends to enter into its standard form of indemnification agreement with Mr. Akhanov (the “Indemnity Agreement”). The Indemnity Agreement provides, among other things, that the Company will indemnify Mr. Akhanov, under the circumstances and to the extent provided for therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his service to the Company as a director, and otherwise to the fullest extent under applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2013	NEOPHOTONICS CORPORATION

	By:	/s/ James D. Fay
James D. Fay
Senior Vice President and Chief Financial Officer